Exhibit 99.2

Anthem’s Board Welcomes Bahija Jallal as New Director

INDIANAPOLIS – January 31, 2018 – Anthem, Inc. (NYSE: ANTM) announced today that Bahija Jallal, PhD, has been named to its Board of Directors effective February 1, 2018.

With more than 25 years of leadership experience and expertise in the biopharmaceutical industry, Dr. Jallal’s science-driven leadership combined with her passion to improve the lives of patients will be an asset to Anthem’s Board as they guide the Company to help improve the health care system and simplify the way consumers access care.

Dr. Jallal currently serves as Executive Vice President of AstraZeneca and President of its biotechnology subsidiary MedImmune, where she is responsible for biologics research and development activities and advancing the biologics portfolio of medicines.

Under her leadership, MedImmune has seen an unprecedented expansion of its pipeline, including three US Food and Drug Administration approvals in 2017. Today, the company has more than 130 biologics in research and development and 40 products in clinical development. Her vision to instill an entrepreneurial culture and mindset across the organization led AstraZeneca to establish one of its research and development hubs at MedImmune’s headquarters, positioning MedImmune as the biologics transformation engine driving AstraZeneca.

Prior to joining AstraZeneca, Dr. Jallal served as vice president for drug assessment and development at Chiron Corporation; before that she was senior director of research at Sugen, Inc., a subsidiary of Pfizer.

“We are pleased to welcome Bahija to our Board of Directors,” said Joseph R. Swedish, Executive Chairman, Anthem Board of Directors. “Her extensive background in the biopharmaceutical industry, passion for science and drive for innovation will provide valuable insight to our Board as we look ahead to changes in the health care industry and continue to position the Company for success.”

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With over 73 million people served by its affiliated companies, including more than 40 million within its family of health plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.

Anthem Contacts:

Investor Relations:

Will Feest, 317-488-6057; William.feest@anthem.com

Media:

Jill Becher, 414-234-1573; Jill.becher@anthem.com